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                   ADDENDUM NO. 2 TO STOCK PURCHASE AGREEMENT


This ADDENDUM NO. 2 TO STOCK PURCHASE AGREEMENT (this "Addendum No. 2") is entered into as of this 26th day of June, 2000 by and among Fiber Optic Communications, Inc., a corporation organized and existing under the laws of the Republic of China ("FOCI"), MRV Communications, Inc., a corporation organized and existing under the laws of Delaware, U.S.A.("MRV"), and each person listed in the schedule attached hereto as Schedule 1 (individually, a "Selling Shareholder" and collectively "Selling Shareholders"), represented by their attorneys-in-fact, Ronald Fu-Chang Wang and Steve Song-Fure Lin ("Attorneys-in-Fact"). MRV, FOCI and Selling Shareholders are referred to herein individually as the "Party" and collectively as the "Parties".

                                   WITNESSETH

WHEREAS, FOCI, MRV and certain of Selling Shareholders, represented by Attorneys-in-Fact, have entered into a Stock Purchase Agreement ("SPA") on the 21st day of February, 2000 and the Addendum to SPA on the 14th day of April, 2000;

WHEREAS, the Parties wish to enter into this Addendum No. 2 to amend certain provisions in the SPA.

NOW, THEREFORE, the Parties agree the following:

1. Section 2.5 shall be deleted in its entirety in exchange of the earlier release of half of the Escrowed shares as stated in Seciton 2 of this Addendum No. 2.

2. Notwithstanding Section 10.2.3 of the SPA or other provisions in the SPA and the Addendum to SPA, half of the Escrowed Shares shall be taken from the Escrow Account and delivered to Attorneys-in-Fact of the Selling Shareholders no later than 30 days after the effective date of the registration of MRV Shares with the United States Securities Exchange Commission.

3. Addendum No. 2 to Escrow Agreement as attached herewith shall be effective as of the date of execution of this Addendum No. 2.

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum No. 2 as of the date first above written.







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                      MRV COMMUNICATIONS, INC.

                      /s/ Edmund Glazer
                      --------------------------------
                      By:    Edmund Glazer
                      Title: Chief Financial Officer


                      FIBER OPTIC COMMUNICAITONS, INC.

                      /s/ Steve Song-Fure Lin
                      --------------------------------
                      By:  Steve Song-Fure Lin
                      Title:  President


                      SELLING SHAREHOLDERS

                      /s/ Ronald Fu-Chang Wang
                      --------------------------------
                      Represented by: Ronald Fu-Chang Wang


                      /s/ Steve Song-Fure Lin
                      --------------------------------
                      Represented by: Steve Song-Fure Lin